Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Aspen Insurance Limited	Bermuda
Aspen Insurance UK Limited	United Kingdom
Aspen (UK) Holdings Limited	United Kingdom
Aspen Insurance UK Services Limited	United Kingdom
AIUK Trustees Limited	United Kingdom
Aspen U.S. Holdings, Inc.	Delaware
Aspen Specialty Insurance Company	North Dakota
Aspen Specialty Insurance Management Inc.	Massachusetts
Aspen Insurance U.S. Services Inc.	Delaware
Aspen Re America, Inc.	Delaware